Exhibit 99.1

Trovagene’s Liquid Biopsy in Ground Breaking National Initiative to Transform Outcomes for Pancreatic Cancer Patients

TroveraTM liquid biopsy test selected by the Pancreatic Cancer Action Network for its industry-leading sensitivity and ability to rapidly and quantitatively assess response to therapy

SAN DIEGO, CA — October 4, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, announced today that it has been selected by the Pancreatic Cancer Action Network as the liquid biopsy provider to participate in Precision Promise, the first large-scale precision medicine trial designed to transform outcomes for patients with pancreatic cancer.

“Trovagene was chosen as the Precision Promise liquid biopsy partner for their leadership and innovation in applying KRAS as a real-time indicator of response to therapy,” said Lynn Matrisian, PhD, MBA, Chief Research Officer.  “In partnership with Trovagene, we aim to evolve the way diagnostics are used to optimize treatment and improve patient survival.”

The Pancreatic Cancer Action Network is the leading non-profit organization committed to increasing survival for people diagnosed with pancreatic cancer, and is making an initial investment of $35 million to accelerate the clinical trial process to bring promising therapies to patients faster.

As a founding member of the initial Precision Promise Industry Working Group, Trovagene will contribute to sub-study design and future study objectives. The Trovera™ liquid biopsy test will be used as a dynamic tool throughout the course of patient treatment with experimental therapies.

“We’re excited to partner with the Pancreatic Cancer Action Network on this unprecedented initiative.  This further validates our approach to how quantitative liquid biopsy testing can be used in real-time to optimize treatment decisions and the timing of treatment changes,” said Mark Erlander, PhD, Chief Scientific Officer of Trovagene.

About Pancreatic Cancer and Precision Promise

Pancreatic cancer is the third-leading cause of cancer related death in the United States and is anticipated to become the second around 2020. The disease kills more people than breast cancer and has a five-year survival of just 8 percent. Nationally, only 4 percent of pancreatic cancer patients enroll in clinical trials.

In order to change the pancreatic cancer treatment paradigm, Precision Promise will investigate multiple treatment options, called sub-studies, under one clinical trial design that utilizes an individualized treatment approach based on the molecular profile of a patient and their tumor.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology for the detection and monitoring of circulating tumor DNA (ctDNA) in urine and blood. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition;  our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will be utilized by oncologists or prove to be commercially successful, or that Trovagene’s strategy to design its PCM platform to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts:

Beth Anderson	Vicki Kelemen
VP, Finance & Administration	Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com